Exhibit 5.1

[Letterhead of Dorsey & Whitney LLP]

May 11, 2015

Otter Tail Corporation

215 South Cascade Street, Box 496

Fergus Falls, MN 56538-0496

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Otter Tail Corporation, a Minnesota corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended, on a registration statement on Form S-8 (the “Registration Statement”) of an aggregate of (i) $6,000,000 of unsecured obligations to pay deferred compensation (the “NRP Deferred Compensation Obligations”) in the future in accordance with the terms of the Otter Tail Corporation Nonqualified Retirement Plan (the “NRP”) and (ii) $3,000,000 of unsecured obligations to pay deferred compensation (the “ERPP Deferred Compensation Obligations,” and together with the NRP Deferred Compensation Obligations, the “Deferred Compensation Obligations”) in the future in accordance with the terms of the Otter Tail Corporation Executive Restoration Plus Plan (the “ERPP,” and together with the NRP, the “Plans”).

We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of this opinion. In rendering our opinion set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons. As to questions of fact material to our opinion, we have relied upon certificates of officers of the Company and of public officials.

Based on the foregoing, we are of the opinion that the Deferred Compensation Obligations have been duly authorized and, upon issuance, delivery and payment therefor in accordance with the terms of the Plans, and any relevant agreements thereunder, will be valid and binding obligations.

Our opinion expressed above is limited to the laws of the State of Minnesota.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. The foregoing opinion is being furnished to you solely for your benefit and may not be relied upon by, nor may copies be delivered to, any other person without our prior written consent.

Very truly yours,

Dorsey & Whitney LLP

GLT/CFS